Exhibit 10.1

Sea Otter Trading, LLC 107 Grand Street, 7th Floor New York, NY 10013	Aeries Technology, Inc. PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

August 3, 2026

This letter agreement (this “Letter Agreement”) is being executed by and between Sea Otter Trading, LLC, a Delaware limited liability company (the “Investor”), and Aeries Technology, Inc., a Cayman Islands exempted company (formerly known as Worldwide Webb Acquisition Corp.) (the “Company,” and together with Investor, the “Parties” and each, a “Party”). Reference is made to that certain Confirmation of OTC Equity Prepaid Forward Transaction, dated as of November 3, 2023, by and between the Company and Investor, as amended by that certain Forward Purchase Agreement Confirmation Amendment, dated as of November 3, 2023, as amended and restated (as amended and restated, the “Agreement,” collectively with all other instruments, agreements or other items executed or delivered in connection with the Agreement or between the Parties in contemplation of the consummation of the de-SPAC transaction of the Company completed in November 2023 are referred to herein as the “Transaction Documents”).

WHEREAS the Company was obligated to pay the Investor the Maturity Consideration (as defined in the Agreement), consisting of a cash payment equal to $1,161,461 (the “Payment” or “Payment Liability”), as of the Maturity Date (also defined in the Agreement).

WHEREAS, to settle the Payment, the Parties have agreed that the Company will settle the Payment by way of periodic payments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, including without limitation the Investor’s agreement to accept shares in lieu of immediate cash payment of the past-due Payment Liability, and the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.1. Settlement of Payment. Notwithstanding anything to the contrary in the Transaction Documents, the Parties acknowledge and agree that the Company’s sole remaining liability under the Agreement is the Payment, which totals $1,161,461 as of the date of this Letter Agreement; and the Investor’s sole remaining liability under the Agreement is to return any remaining Shares (including the shares issued as per the terms and conditions set forth herein).

1.2. Amortization of Payment Liability. On August 5, 2026, the Company shall pay $100,000 toward the Payment Liability. Thereafter, commencing on September 15, 2026, the Company shall make monthly amortization payments of $75,000, payable on or before the 15th day of each calendar month, until the Payment Liability has been paid in full, subject to adjustment as provided herein.

1.3. Interest. Interest shall accrue on the Payment Liability at the rate of 7.5% per annum, calculated monthly without compounding. Effective September 15, 2026, interest shall be payable monthly on the last business day of each month. Interest shall be calculated on the Payment Liability as reduced from time to time by: (i) any amortization payments made pursuant to this Letter Agreement and (ii) any proceeds from the sale of Shares, but only to the extent such proceeds are applied to reduce the Payment Liability as per the terms of this Letter Agreement.

1.4. Collateral: Subject to the terms and conditions set forth herein, the Company shall issue to the Investor 145,183 Shares at the fair market value of the Shares as on the date of issue as collateral, which shall be delivered to the Investor within fifteen business days of the date of this Letter Agreement, and shall be free from any restrictions on transfer (other than restrictions imposed by applicable securities laws until registered). The Company shall use best efforts towards the registration of the shares issued to the Investor under the Securities Act of 1933 (the “Securities Act”). The Parties acknowledge and agree that the Shares are intended to serve as collateral securing the Company’s outstanding Payment Liability. If at any time the aggregate Market Value of the Shares then held by the Investor as collateral is less than the outstanding Payment Liability, the Company shall, as soon as reasonably practicable following written notice from the Investor, issue and deliver to the Investor such additional Class A Ordinary Shares as may be reasonably necessary to cause the aggregate Market Value of the Shares held as collateral to equal the outstanding Payment Liability. The Company shall maintain collateral coverage at a level sufficient to secure the outstanding Payment Liability at all times until the Payment Liability, together with all accrued and unpaid interest has been satisfied in full.

1.5. Until the date on which the Payment Liability has been paid in full, the Investor shall not sell dispose, encumber or otherwise deal with the Shares so long as the Company is current on its payment obligations; provided, however may from time to time sell the Shares provided that the sale price for each sale may not be below $8.40 per share (the “Minimum Sale Price”) and apply the proceeds from such sales (collectively, the “Proceeds”). The Proceeds of any sale of Shares shall be applied toward satisfaction of the outstanding Payment Liability as follows: (i) an amount equal to the Minimum Sale Price per Share sold shall be applied as a reduction of the Payment Liability, and (ii) any Proceeds realized in excess of the Minimum Sale Price per Share shall be retained by the Investor. For the avoidance of doubt, the Payment Liability shall be reduced only by the amount applied pursuant to clause (i), and not by the total Proceeds received, and such reduction shall be taken into account for purposes of calculating future interest and amortization payments. The Minimum Sale Price may be waived or modified from time to time by mutual written agreement of the Parties.

Investor shall not be entitled to sell Shares to the extent such sale would result in Investor receiving proceeds in excess of the Payment Liability, net of all prior repayments, and Investor shall cease any further sale of Shares upon recovery of such Payment Liability.

Notwithstanding any other provision of this Letter Agreement to the contrary, on any trading day, the Investor shall not sell, or cause to be sold, a number of Shares that exceeds 20% of the Daily Trading Volume (as defined below) for such trading day (the “Volume Limitation”). For purposes of this Letter Agreement, “Daily Trading Volume” shall mean the total number of Class A ordinary shares of the Company traded on The Nasdaq Stock Market LLC (“Nasdaq”) on any given trading day, as reported by Nasdaq. For purposes of calculating compliance with the Volume Limitation, the Investor shall use the Daily Trading Volume for the immediately preceding trading day as reported by Nasdaq at the close of such preceding trading day (the “Reference Volume”). The Investor shall use commercially reasonable efforts to ensure that its sales of Shares on any trading day do not exceed 20% of the Reference Volume. In the event that the Investor’s sales of Shares on any trading day inadvertently exceed the Volume Limitation due to circumstances beyond the Investor’s reasonable control (including, without limitation, unusual market conditions or a significant decline in trading volume on such trading day), such excess shall not constitute a breach of this Letter Agreement; provided, however, that the Investor shall reduce its sales on subsequent trading days to the extent necessary to compensate for any such excess. The Volume Limitation set forth in this provision may be waived or modified from time to time by mutual written agreement of the Parties.

1.6. To the extent Investor receives any cash payment toward the Payment Liability (including any amortization payment or interest payment), Investor shall, three months after the last business day of each calendar quarter, return to the Company or cause to be cancelled (at the direction of the Company), a number of Shares equal to the dollar amount of cash payments received during that quarter, on a one-for-one basis (with each Share valued at $8.40 per Share); provided, however, that if the Investor has already sold any Shares during such quarter, the number of Shares to be returned shall be reduced by the number of Shares already sold, and the Investor shall have no obligation to return Shares to the extent Shares have already been sold. Upon such return or cancellation of Shares, the Payment Liability shall be reduced by the corresponding amount. By way of illustration, a repayment of $100,000 on August 15, 2026 requires the return or cancellation of 100,000 Shares on December 30, 2026.

1.7. Reporting Cooperation. The Investor agrees to provide the Company with a report every two weeks detailing the number of Shares sold during that period, the sale prices, and the corresponding reduction in the outstanding balance of the Payment. Each report shall also specify the remaining Payment Liability as of the reporting date. These reports shall continue until the Payment is fully satisfied.

1.8. Adjustment upon Subdivision or Combination of Class A Ordinary Shares. Notwithstanding anything to the contrary in this Letter Agreement, all references to the number of Shares to be issued or delivered hereunder, and any corresponding price thresholds, limits or ranges (including, without limitation, the Minimum Sale Price), shall be automatically and proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, reorganization, or other similar event affecting the Shares or the capitalization of the Company occurring after the date of this Letter Agreement.

Any such adjustment shall become effective as of the effective date of such event and shall be applied in a manner that preserves the economic intent of the Parties. The Company shall promptly notify Investor of any adjustment under this Section 1.6, including filing a Current Report on Form 8-K with the SEC to disclose the relevant events.

For the avoidance of doubt, no adjustment shall result in any increase or decrease in the aggregate economic value of the rights or obligations of either Party.

2. Exclusive Settlement Mechanism. This Letter Agreement constitutes a compromise and settlement of disputed matters and shall not be construed as an admission of liability by either Party. Notwithstanding anything to the contrary in the Agreement or any other Transaction Document, the Parties agree that this Letter Agreement sets forth the sole and exclusive mechanism for the satisfaction and settlement of the Payment Liability, and the Investor hereby irrevocably waives, and agrees not to exercise, any rights, remedies or claims (whether contractual, statutory or otherwise) it may have under the Agreement or any Transaction Document to seek payment, enforcement or recovery of the Payment Liability, except solely in accordance with the terms of this Letter Agreement. Without limiting the foregoing, the Investor expressly waives and relinquishes any and all rights, options or features of any kind under the Agreement or Transaction Documents, including without limitation any call rights, put rights, reset rights, optional early termination rights, or similar economic or structural provisions, all of which shall be of no further force or effect.

3. Time is of the essence: Timely performance of the Company’s obligations under this Letter Agreement is fundamental to the success of this Agreement and each Party acknowledges that the fulfilment of its obligations in accordance with agreed timelines is essential to achieving the objectives contemplated herein.

4. Remedies, Enhanced Sale Rights:

If the Company fails to make any Payment or fails to perform any other obligation under this Letter Agreement, such failure shall constitute a material breach of this Letter Agreement and the Investor may exercise any and all rights and remedies available at law or in equity, subject to the specific sale mechanics set forth below.

a) If the Company fails to make any one scheduled payment when due (a “Single Payment Default”), the Investor shall be entitled, upon such default, to sell such number of Shares as is necessary to generate proceeds equal to the amount of such missed payment at the prevailing market price, and subject to the Volume Limitation set forth herein. The proceeds realized from such sales shall be applied toward reduction of the outstanding Payment Liability in accordance with this Letter Agreement. The Investor shall provide written notice to the Company upon exercise of this right. Upon application of such proceeds, the relevant missed payment shall be deemed satisfied to the extent of such proceeds.

b) If the Company fails to make two consecutive scheduled payments when due (a “Consecutive Payment Default”), the Payment Liability shall be accelerated, and the entire outstanding amount shall become immediately due and payable. Accordingly, the Investor shall be entitled to sell such number of Shares, at such times and prices as it determines in its discretion (subject to the Volume Limitation), as may be necessary to satisfy in full the then-outstanding Payment Liability, and apply the proceeds thereof toward satisfaction of such obligation.

c) For the avoidance of doubt, Upon the occurrence of either a Single Payment Default or a Consecutive Payment Default, the Minimum Sale Price restriction shall be deemed waived.

d) It is further clarified that, the rights set forth in this Section are in addition to, and not in limitation of, any other rights or remedies available to the Investor under this Letter Agreement, provided that the sale of Shares shall remain subject to the Volume Limitation unless otherwise expressly agreed in writing by the Parties.

5. Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than New York. The Parties irrevocably submit to the exclusive jurisdiction of the courts of New York for the purpose of any suit, action, or other proceeding arising out of or based upon this Letter Agreement or the transactions contemplated hereby.

6. Attorneys’ Fees. In the event that any legal action or proceeding is initiated to enforce or interpret any provision of this Letter Agreement, or to resolve any dispute arising out of or related to this Letter Agreement, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorneys’ fees and costs, including any appeals, in addition to any other relief to which it may be entitled.

7. Interest Rate Limitation. The Company and Investor agree that the interest rate charged on the Payment Liability, as provided in this Letter Agreement, shall not exceed the maximum rate permitted by applicable law. In the event that any interest or other charges paid by the Company exceed such maximum allowable rate, then such excess interest or charges shall be automatically applied to reduce the principal balance of the Payment Liability or, if no such principal balance is outstanding, promptly refunded to the Company. The Company and Investor specifically intend and agree that this provision shall override any conflicting provisions of this Letter Agreement and shall ensure that no usurious interest is charged, contracted for, or received by the Investor.

8. Counterparts. This Letter Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Letter Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Letter Agreement. No waiver of any provision of this Letter Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

Sea Otter Trading LLC.

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	CEO

Aeries Technology, Inc.,

By:	/s/ Ajay Khare
Name:	Ajay Khare
Title:	CEO

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